EXHIBIT 10.4

REDEMPTION AND REPURCHASE AGREEMENT

dated as of

June 22, 2005

among

WRC MEDIA INC.,

SGC PARTNERS I LLC

and

EAC III L.L.C.

i

Schedules

Schedule 3.04	Noncontravention
Schedule 3.05(f)	Existing Outstanding Shares and Repurchase Obligations
Schedule 3.07	Litigation
Schedule 3.08	Shareholder Agreements

Exhibits

Exhibit A	Form of New Stockholders Agreement
Exhibit B	Form of Amendment to Existing Stockholders Agreement
Exhibit C	Copy of Agreement for New Equity Investment
Exhibit D	Form of Legal Opinion of Cravath, Swaine & Moore LLP
Exhibit E	First Lien Term Loan Term Sheet
Exhibit F	Form of Amendment to WRC Certificate of Incorporation

REDEMPTION AND REPURCHASE AGREEMENT (as the same may hereafter be amended, supplemented or modified, this “Agreement”), dated as of June 22, 2005, among WRC MEDIA INC., a Delaware corporation (together with its successors and permitted assigns, “WRC”), SGC PARTNERS I LLC, a Delaware limited liability company (together with its successors and permitted assigns, the “Exchanger”), and EAC III L.L.C., a Delaware limited liability company (together with its successors and permitted assigns, the “Initial Stockholder”).

RECITALS

WHEREAS WRC desires to redeem all of the Exchanger’s shares of 18% Junior Participating Cumulative Convertible Preferred Stock, par value $0.01 per share (the “Junior Preferred Stock”), of WRC, and the Exchanger is willing to have redeemed all of its shares of Junior Preferred Stock (the “Securities”), upon the terms and subject to the conditions hereinafter set forth (such transactions, collectively, the “Redemption”).

WHEREAS WRC and the Initial Stockholder desire to amend certain terms of the Existing Stockholders Agreement, and the Exchanger is willing to amend such terms, along with the amendment of certain other terms of the Existing Stockholders Agreement (as defined below), as an inducement to the Redemption and Repurchase (as defined below).

WHEREAS the Initial Stockholder desires to transfer certain shares of Common Stock to the Exchanger in connection with the Redemption and the amendment of the Existing Stockholders Agreement (such transfer, together with the Redemption, the “Redemption and Repurchase”).

NOW THEREFORE, in consideration of the foregoing and the mutual promises herein contained, WRC and the Exchanger mutually agree as follows:

ARTICLE I

Definitions

 SECTION 1.01.   Definitions. The following terms, as used herein, have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

“Agreement” has the meaning set forth in the introductory paragraph.

“AGS” means American Guidance Service, Inc., a Minnesota corporation.

“Board of Directors” means the board of directors of WRC or any committee thereof that, in the instance, shall have the lawful power to exercise the power and authority of such board of directors.

“Call Savings” means the amount by which (1) the aggregate amount (principal, accrued but unpaid interest and the applicable repurchase or redemption premium) actually paid by WRC, the Purchaser or any of their respective Affiliates to purchase or redeem all outstanding Senior Subordinated Notes in the Note Redemption is less than (2) the aggregate amount (principal, accrued but unpaid interest and a 6.375% redemption premium) that would have been required to be paid to redeem all outstanding Senior Subordinated Notes at a 106.375% redemption price, assuming the Senior Subordinated Notes are redeemed on the date or dates when the actual purchases and/or redemptions occur.

“Closing” has the meaning set forth in Section 2.01.

“Closing Date” means the date of the Closing.

“Common Stock” has the meaning set forth in Section 2.01.

“Company Sale”  has the meaning set forth in Section 2.04.

“Consideration” has the meaning set forth in Section 2.01.

“Credit Agreement” means the Credit Agreement, dated as of March 29, 2004, among Weekly Reader, CompassLearning, WRC, Credit Suisse First Boston, Bank of America, N.A. and General Electric Capital Corporation.

“Damages” has the meaning set forth in Section 8.02.

“Encumbrance”  means, other than the Existing Stockholders Agreement, any: (a) mortgage, pledge, lien, security interest, charge, hypothecation, security agreement, security arrangement or encumbrance or other adverse claim of any kind; (b) purchase or option agreement or put arrangement; (c) subordination agreement; (d) (other than the issuance of the Initial Stockholder Exchange Shares) prior sale, transfer, assignment or participation; or (e) agreement to create or effect any of the foregoing.

“Exchange Shares” has the meaning set forth in Section 2.01.

“Exchanger” has the meaning set forth in the introductory paragraph.

“Existing Management Agreements”  means, collectively, (i) the Management Agreement between Ripplewood Holdings L.L.C. and Weekly Reader Corporation, dated as of November 17, 1999, and (ii) the Management Agreement between Ripplewood Holdings L.L.C. and CompassLearning, dated as of November 17, 1999.

“Existing Management Options”  means the options to purchase shares of Common Stock held by management of WRC and its Subsidiaries as of May 31, 2005.

“Existing Stockholders Agreement” has the meaning set forth in Section 3.08.

“Existing Stockholders Agreement Amendment” has the meaning set forth in Section 2.02(d).

“Initial Stockholder” has the meaning set forth in the introductory paragraph.

“Initial Stockholder Exchange Shares” has the meaning set forth in Section 2.01.

“Junior Preferred Stock” has the meaning set forth in the Recitals.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or encumbrance in respect of such property or asset.

“New Equity Agreement” has the meaning set forth in Section 6.01(a).

“New Equity Investment” has the meaning set forth in Section 6.01(a).

“New Management Options” has the meaning set forth in Section 3.05(f).

“New Stockholders Agreement” means the Stockholders Agreement dated the date hereof among WRC, the Initial Stockholder and the holders of WRC’s 15% Senior Preferred Stock due 2011, in the form of Exhibit A hereto.

“1933 Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Notes”  means the definitive notes evidencing the Second Lien Term Loans delivered to the Exchangers (as defined in the Senior Preferred Redemption and Repurchase Agreement) in connection with the Senior Preferred Redemption and Repurchase.

“Note Redemption”  has the meaning set forth in Section 7.01(g).

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Preferred Stock” has the meaning set forth in Section 3.05(a).

“Purchaser” means Pearson Education, Inc.

“Redemption and Repurchase” has the meaning set forth in the recitals hereto.

“Refinancing” means the refinancing of (i) the Credit Agreement, dated as of March 29, 2004, among Weekly Reader, CompassLearning, WRC, Credit Suisse First Boston, Bank of America, N.A. and General Electric Capital Corporation and (ii) the Second Lien Credit Agreement, dated as of March 29, 2004, among Weekly Reader, CompassLearning, WRC, Credit Suisse First Boston, Banc of America Securities LLC, General Electric Capital Corporation and Bank of America, N.A.

“Ripplewood Junior Preferred Stock”  shall mean the shares of Junior Preferred Stock held by the Initial Stockholder.

“Sale” means the sale of all or substantially all of the capital stock of AGS.

“Sale Agreement” means the Stock Purchase Agreement dated as of June 22, 2005 between Weekly Reader and the Purchaser, providing for the Sale, to be entered into contemporaneously with the execution of this Agreement.

“Sale Transaction” has the meaning set forth in Section 10.01.

“Second Lien Term Loans” means second lien term indebtedness having the terms set forth in Schedule 2.01 of the Senior Preferred Redemption and Repurchase Agreement, as in effect on the date hereof.

“Securities” has the meaning set forth in the recitals hereto.

“Senior Preferred Redemption and Repurchase” shall mean the redemption and repurchase transactions contemplated by the Senior Preferred Redemption and Repurchase Agreement.

“Senior Preferred Redemption and Repurchase Agreement” means the Redemption and Repurchase Agreement, dated as of the date hereof, among WRC and the holders of the Senior Preferred Stock, to be entered into contemporaneously with the execution of this Agreement.

“Senior Preferred Stock”  means the 15% Senior Preferred Stock, par value $0.01, of WRC due 2011

“Senior Subordinated Notes” means the 12 3/4% Senior Subordinated Notes due 2009 issued pursuant to the Indenture dated as of November 17, 1999 among WRC, Weekly Reader, CompassLearning and the Note Guarantors signatories thereto.

“Subsidiary” means any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by WRC.

“Transactions” means, collectively, the Sale, the Refinancing, the New Equity Investment, the Senior Preferred Redemption and Repurchase, the conversion of the Ripplewood Junior Preferred Stock as required by Section 7.01(b) hereof, the Redemption and Repurchase and the amendments effected by the Existing Stockholder Agreement Amendment.

“Weekly Reader” means Weekly Reader Corporation, a Delaware corporation and Subsidiary of WRC.

“WRC” has the meaning set forth in the introductory paragraph.

“WRC Exchange Shares” has the meaning set forth in Section 2.01.

ARTICLE II

Redemption and Repurchase

SECTION 2.01.   Redemption and Repurchase. Upon the terms and subject to the conditions of this Agreement, (i) WRC agrees to redeem from the Exchanger and the Exchanger agrees to surrender for redemption to WRC, all of the Securities at the closing of the Redemption and Repurchase (the “Closing”) and (ii) the Initial Stockholder agrees to transfer certain shares of common stock, par value $0.01 per share (the “Common Stock”), of WRC in connection therewith and the amendment of the Existing Stockholders Agreement. The aggregate consideration to be paid or delivered to the Exchanger (the “Consideration”) as part of the Closing is (a) at the Closing, from WRC, the number of newly issued shares of Common Stock (the “WRC Exchange Shares”), free and clear of any Encumbrances, into which the Securities are then convertible at the option of the holder, (b) at the Closing, from the Initial Stockholder, the number of shares of Common Stock (free and clear of any Encumbrances), which shares shall then have been newly issued by WRC to the Initial Stockholder in connection with the New Equity Investment (the “Initial Stockholder Exchange Shares” and, together with the WRC Exchange Shares, the “Exchange Shares”), to be determined such that upon the closing of the Sale, after giving effect to the Transactions and all related transactions (including the Note Redemption), the Exchange Shares would, when taken together with the 1,694,039 shares of Common Stock already held by the Exchanger and the shares of Common Stock issued to it pursuant to clause (a) above, constitute an aggregate of 8.3074 % of the outstanding Common Stock, calculated on a fully diluted basis prior to the issuance of New Management Options, and (c) from WRC, thereafter, promptly following any purchase or redemption of any Senior Subordinated Notes by WRC, the Purchaser or any of their respective Affiliates, 24% of the Call Savings attributable to such purchase or redemption. The Consideration shall be paid or delivered, as applicable, as provided in Section 2.02 and Section 2.03.

SECTION 2.02.   Closing. The Closing shall take place at the offices of Cravath, Swaine & Moore LLP, Worldwide Plaza, 825 Eighth Avenue, New York, New York, concurrently with the consummation of the Sale, or at such other time or place as WRC and the Exchanger may agree. At the Closing:

(a)   WRC shall deliver, or cause to be delivered, to the Exchanger, in immediately available funds, 24% of the Call Savings realized at or prior to the Closing, if any, by wire transfer (or other means acceptable to the Exchanger) to an account of Exchanger with a bank in New York City designated by Exchanger by notice to WRC prior to the Closing;

(b)   WRC shall issue and deliver, and the Initial Stockholder shall deliver, or cause to be delivered, to the Exchanger, certificates or other appropriate documentation for the Exchange Shares, in accordance with their respective obligations set forth in Section 2.01, registered in the name of the Exchanger and bearing appropriate legends; and

(c)   The Exchanger shall deliver, or cause to be delivered, to WRC, certificates or other appropriate documentation for the Securities, duly endorsed in blank or accompanied by instruments of transfer executed in blank; and

(d) The Exchanger, WRC and the Initial Stockholder shall enter into an amendment to the Existing Stockholders Agreement substantially in the form of Exhibit B hereto (the “Existing Stockholders Agreement Amendment”).

SECTION 2.03.   Call Savings. If WRC, the Purchaser or any of their respective Affiliates purchases or redeems any Senior Subordinated Notes, WRC shall deliver, or cause to be delivered, to the Exchanger, in immediately available funds, 24% of the portion of any Call Savings attributable to such purchase or redemption, by wire transfer (or other means acceptable to the Exchanger) to the account of the Exchanger with a bank in New York City designated by the Exchanger by notice to WRC prior to the Closing, it being understood that none of WRC, the Purchaser or any of their respective Affiliates shall have any obligation to take any action to realize any Call Savings in connection with such purchase or redemption.

SECTION 2.04.   Sale of Company. If a sale of WRC (a “Company Sale”) occurs within 12 months of the Closing (as defined in the Sale Agreement), the Initial Stockholder shall deliver, or cause to be delivered, (free and clear of any Encumbrances) to the Exchanger promptly after receipt following the closing of the Company Sale, a portion of consideration for such Company Sale received by the Initial Stockholder or its successors or assigns equal to, if positive, (x) the consideration that the Exchanger would have received in respect of its Securities in connection with the Company Sale (for clarity, disregarding the sale of any Securities prior to the closing of such Company Sale) if the Exchanger had not exchanged the Securities for the Exchange Shares pursuant to this Agreement or otherwise (but, for clarification, all the other Transactions had occurred at the Closing) minus (y) the consideration that the Exchanger receives in connection with such Company Sale in respect of its Exchange Shares; provided that, if any Exchange Shares are disposed of by the Exchanger prior to the closing of the Company Sale, (i) such Exchange Shares shall nonetheless be deemed to have instead been sold by the Exchanger in the Company Sale and therefore shall be counted in clause  (y) and (ii) the amount of consideration for any such Exchange Shares in clause (y) shall instead be the amount actually received by the Exchanger in its actual pre-Company Sale disposition of such Exchange Shares if such amount is less than the amount it would have received for such Exchange Shares in the Company Sale. As used in this paragraph, a sale of WRC shall be deemed to occur if all or substantially all of the Common Stock or voting stock, or all or substantially all of WRC’s assets, are sold, directly or indirectly, whether by merger (including any merger in which the pre-merger stockholders of WRC no longer own a majority of WRC immediately after the merger), consolidation, sale of stock or assets or any other form, in each case in a transaction or series of related transactions, and entry into definitive documentation therefor shall constitute a sale. For purposes of clarification and without limiting the effect of the foregoing, this Section 2.04 does not create any obligation of WRC or any of its Subsidiaries; only the Initial Stockholder shall be obligated to deliver (or cause to be delivered, other than by WRC or any of its Subsidiaries) the payment contemplated by this Section 2.04.

ARTICLE III

Representations and Warranties of WRC

WRC represents and warrants to the Exchanger as of the date hereof and as of the time of Closing that:

SECTION 3.01.   Corporate Existence and Power. WRC is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted and as proposed to be conducted.

SECTION 3.02.   Corporate Authorization. The execution, delivery and performance by WRC of each of this Agreement, the Existing Stockholder Agreement Amendment, the Notes, the Note Agreement and the New Stockholders Agreement and the consummation by WRC of the transactions contemplated hereby and thereby (including the issuance of the Exchange Shares and the Note Redemption) are within the corporate powers of WRC and have been duly authorized by all necessary corporate action on the part of WRC. This Agreement and the New Stockholders Agreement each constitutes, and each Note and the Note Agreement and the Existing Stockholders Agreement, as amended by the Existing Stockholders Agreement Amendment, when executed will constitute, a valid and binding agreement of WRC, each enforceable against WRC in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other laws of general application affecting enforcement or creditors’ rights generally; (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies; or (iii) as limited by general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03.   Governmental Authorization. The execution, delivery and performance by WRC of each of this Agreement, the Existing Stockholders Agreement Amendment, the Notes, the Note Agreement and the New Stockholders Agreement and the consummation of the transactions contemplated hereby and thereby require no order, license, consent, authorization or approval of, or exemption by, or action by or in respect of, or notice to, or filing or registration with, any governmental body, agency or official to be obtained or made by, or with respect to, WRC, except (i) as have been obtained or made (or are not required to be obtained or made until after the Closing), (ii) as required pursuant to the Securities Exchange Act of 1934 and (iii) filings of termination statements, mortgage releases, financing statements, mortgages and other notices in connection with the Refinancing and the Second Lien Term Loans.

SECTION 3.04.   Noncontravention. Except as set forth on Schedule 3.04 hereto, the execution, delivery and performance by WRC of each of this Agreement, the Existing Stockholders Agreement Amendment, the Notes, the Note Agreement and the New Stockholders Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate WRC’s certificate of incorporation or bylaws, (ii) violate any applicable law, rule, regulation, judgment, injunction, order or decree, (iii) require any consent or other action by any Person under, constitute a default under (with due notice or lapse of time or both), or give rise to any right of termination, cancellation or acceleration of any right or obligation of WRC or to a loss of any benefit to which WRC is entitled under any provision of any material agreement or other instrument binding upon WRC or any of WRC’s assets or properties or (iv) result in the creation or imposition of any material Lien on any of WRC’s properties or assets.

SECTION 3.05.   Capitalization and Voting Rights of WRC. (a) The authorized capital stock of WRC as of May 31, 2005 consists of 20,000,000 shares of Common Stock and 20,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”), and the outstanding capital stock of WRC as of May 31, 2005 consists of 7,008,406 shares of Common Stock and 3,547,980 shares of Preferred Stock. As of the Closing, the authorized capital stock of WRC will consist of 400,000,000 shares of Common Stock and 20,000,000 shares of Preferred Stock.

(b)   Immediately following the Closing and after giving effect to the Transactions and the other transactions contemplated by this Agreement, the Exchange Shares will in the aggregate constitute 8.3074% of the outstanding Common Stock, calculated on a fully diluted basis prior to the issuance of New Management Options, and WRC will have no outstanding shares of Preferred Stock.

(c)   As of May 31, 2005, (i) the Initial Stockholder owned 4,870,494 shares of Common Stock representing 69.5% of the outstanding Common Stock and the Exchanger’s 1,694,039 shares of Common Stock represented 24.2% of the outstanding Common Stock.

(d)   The Initial Stockholder owns all of the outstanding shares of Junior Preferred Stock, other than the outstanding shares of Junior Preferred Stock owned by the Exchanger.

(e)    All of the outstanding shares of Senior Preferred Stock are owned by the “Exchangers,” as such term is defined in the Senior Preferred Redemption and Repurchase Agreement.

(f)   All of the outstanding shares of capital stock of WRC have been duly authorized and validly issued and are fully paid and non-assessable. Except for (1) the Existing Management Options and options to be issued to management of WRC and its Subsidiaries representing the right to purchase up to 15% of the outstanding shares of Common Stock after giving effect to the transactions contemplated hereby at an exercise price that is no less than the fair market value of one share of Common Stock at the time of issuance of such options as determined in good faith by the Board of Directors (the “New Management Options”), (2) the 7,008,406 shares of Common Stock outstanding on the date hereof, (3) the shares of Common Stock to be issued in connection with the Redemption and Repurchase, (4) the shares of Common Stock to be issued pursuant to the Senior Redemption and Repurchase Agreement, (5) the shares of Common Stock to be issued in connection with the New Equity Investment and (6) as set forth in Schedule 3.05(f) hereto, the shares of Common Stock issued in connection with the Senior Preferred Redemption and Repurchase, the shares of Common Stock issued in connection with the New Equity Investment, and as set forth in Schedule 3.05(f) hereto, there are, and immediately after the Closing and after giving effect to the transactions contemplated hereby there will be, no (i) outstanding shares of capital stock or voting securities of WRC, (ii) securities of WRC convertible into or exchangeable for shares of capital stock or voting securities of WRC, (iii) options or other rights to acquire from WRC, or other obligation of WRC to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of WRC or (iv) other than as expressly permitted in this Agreement, the Existing Stockholders Agreement or the New Stockholders Agreement, obligations of WRC and its Subsidiaries to repurchase or otherwise acquire or retire any shares of capital stock or voting securities or any convertible or exchangeable securities, options or other rights of the type described in (i), (ii), or (iii).

SECTION 3.06.   Valid Issuance of Exchange Shares. The Exchange Shares have been duly and validly authorized and, when issued and delivered to the Exchanger in accordance with the terms of this Agreement, will be fully paid and non-assessable. The WRC Exchange Shares are being issued and delivered to the Exchanger, and the Initial Stockholder Exchange Shares are being issued and delivered to the Initial Stockholder, free and clear of any Encumbrances.

SECTION 3.07.   Litigation. Except as set forth in Schedule 3.07, as of the date of this Agreement, there is no action, suit, investigation or proceeding pending against or, to the knowledge of WRC, threatened against or affecting WRC or any of its properties before any court or arbitrator or any governmental body, agency or official which in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the Transactions or which could reasonably be expected to have a material adverse effect on the business, financial condition, properties or operations of WRC.

SECTION 3.08.   Shareholder Arrangements. Other than the New Stockholders Agreement, the Amended and Restated Stockholders Agreement dated as of November 17, 1999 (the “Existing Stockholders Agreement”), among WRC, SGC Partners I LLC (previously SGC Partners II LLC) and EAC III, L.L.C., the Senior Preferred Redemption and Repurchase Agreement, other agreements entered into between Exchanger and WRC, the agreements listed on Schedule 3.08 and this Agreement, WRC is not party to or bound by any agreement with any of its stockholders or any of their respective Affiliates.

SECTION 3.09.   Disclosure; Delivery of Documents. WRC has provided to the Exchanger true and complete copies of agreements or understandings (including written forms of any oral agreements or understandings) entered into by WRC or any of its Affiliates or, to the knowledge of WRC, otherwise by any stockholders of WRC or any of their respective Affiliates, in each case in connection with the Transactions, and, as a result, all terms of the Transactions, including terms related to the payment of any fees in connection with the Transactions, have been disclosed to the Exchanger. In connection with the Transactions, no management agreements, other than the Existing Management Agreements, or similar arrangements are being entered into and the only fees being paid in connection with the Transactions to any WRC stockholder (or any of their respective Affiliates) by WRC or any of its Affiliates are reimbursement of out-of-pocket expenses and the payments set forth in Schedule 3.09, and there are not any other arranging or transaction fees.

SECTION 3.10.   Brokers’ or Finders’ Fees. There is no investment banker, broker, finder or other intermediary which has been retained by, will be retained by or is authorized to act on behalf of WRC who might be entitled to any fee or commission from the Exchanger upon consummation of the transactions contemplated by this Agreement.

ARTICLE IV

Representations and Warranties of the Initial Stockholder

The Initial Stockholder represents and warrants to the Exchanger as of the date hereof and as of the time of Closing that:

SECTION 4.01.   Existence and Power. The Initial Stockholder is a limited liability company duly formed, validly existing and in good standing under the laws of Delaware and has all requisite limited liability company powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted and as proposed to be conducted.

SECTION 4.02.   Authorization. The execution, delivery and performance by the Initial Stockholder of each of this Agreement, the Existing Stockholders Agreement Amendment and the New Equity Agreement and the consummation by the Initial Stockholder of the transactions contemplated hereby and thereby are within the limited liability company powers of the Initial Stockholder and have been duly authorized by all necessary limited liability company action on the part of the Initial Stockholder. This Agreement, the Existing Stockholders Agreement Amendment and the New Equity Agreement each constitutes a valid and binding agreement of the Initial Stockholder, each enforceable against the Initial Stockholder in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other laws of general application affecting enforcement or creditors’ rights generally; (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies; or (iii) as limited by general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law.

SECTION 4.03.   Governmental Authorization. The execution, delivery and performance by the Initial Stockholder of each of this Agreement, the Existing Stockholder Agreement as amended by the Existing Stockholders Agreement Amendment and the New Equity Agreement and the consummation of the transactions contemplated hereby and thereby require no order, license, consent, authorization or approval of, or exemption by, or action by or in respect of, or notice to, or filing or registration with, any governmental body, agency or official to be obtained or made by, or with respect to, the Initial Stockholder, except as have been obtained or made (or are not required to be obtained or made until after the Closing).

SECTION 4.04.   Noncontravention. The execution, delivery and performance by the Initial Stockholder of each of this Agreement, the Existing Stockholders Agreement Amendment and the New Equity Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate the Initial Stockholder’s certificate of formation, operating agreement or similar instrument, (ii) violate any applicable law, rule, regulation, judgment, injunction, order or decree, (iii) require any consent or other action by any Person under, constitute a default under (with due notice or lapse of time or both), or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Initial Stockholder or to a loss of any benefit to which the Initial Stockholder is entitled under any provision of any material agreement or other instrument binding upon the Initial Stockholder or any of the Initial Stockholder’s assets or properties or (iv) result in the creation or imposition of any material Lien on any of the Initial Stockholder’s properties or assets.

SECTION 4.05.   The Exchange Shares. When issued to the Initial Stockholder in connection with the New Equity Investment, the Initial Stockholder will have good and valid title to, and will be the sole legal and beneficial owner of, the Initial Stockholder Exchange Shares, free and clear of any Encumbrances. Assuming the Exchanger has the requisite power and authority to be the lawful owner of the Initial Stockholder Exchange Shares, upon delivery to the Exchanger at the Closing of certificates representing the Initial Stockholder Exchange Shares, duly endorsed by the Initial Stockholder for transfer to the Exchanger, good and valid title to the Initial Stockholder Exchange Shares will pass to Exchanger, free and clear of any Encumbrances, other than those arising from acts of the Exchanger or its Affiliates. Other than the Existing Stockholders Agreement, the Exchange Shares are not subject to any voting trust agreement or other contract or arrangement to which WRC or the Initial Stockholder (or any of its Affiliates) is a party, or by which any of them are otherwise bound, restricting or otherwise relating to the voting, dividend rights or disposition of such Exchange Shares.

SECTION 4.06.   Brokers’ or Finders’ Fees. There is no investment banker, broker, finder or other intermediary which has been retained by, will be retained by or is authorized to act on behalf of the Initial Stockholder who might be entitled to any fee or commission from the Exchanger upon consummation of the transactions contemplated by this Agreement.

ARTICLE V

Representations and Warranties of the Exchanger

The Exchanger represents and warrants to WRC, as of the date hereof and as of the time of Closing that:

SECTION 5.01.   Existence and Power. The Exchanger is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all powers (corporate, partnership or otherwise) and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.

SECTION 5.02.   Authorization. The execution, delivery and performance by the Exchanger of this Agreement and the consummation of the transactions contemplated hereby are within the powers (corporate, partnership or otherwise) of the Exchanger and have been duly authorized by all necessary action (corporate, partnership or otherwise) on the part of the Exchanger. This Agreement constitutes a valid and binding agreement of the Exchanger, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other laws of general application affecting enforcement or creditors’ rights generally; (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies; or (iii) as limited by general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law.

SECTION 5.03.   Governmental Authorization. The execution, delivery and performance by the Exchanger of this Agreement, and the consummation of the transactions contemplated hereby, require no order, license, consent, authorization or approval of, or exemption by, or action by or in respect of, or notice to, or filing or registration with, any governmental body, agency or official to be obtained or made by, or with respect to, such Exchanger, other than routine regulatory filings in the ordinary course.

SECTION 5.04.   Acquisition For Investment. The Exchanger is acquiring the Exchange Shares it is receiving pursuant to this Agreement for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof.

SECTION 5.05.   Private Placement. (a) The Exchanger understands that (i) the offering and sale of the Exchange Shares hereby is intended to be exempt from registration under the 1933 Act and (ii) there is no market for the Exchange Shares, and there can be no assurance that the Exchanger will be able to sell or dispose of the Exchange Shares to be acquired by the Exchanger.

(b)   The Exchanger’s financial situation is such that the Exchanger can afford to bear the economic risk of holding the Exchange Shares acquired hereunder for an indefinite period of time, and the Exchanger can afford to suffer the complete loss of the investment in the Exchange Shares.

SECTION 5.06.   Litigation. There is no action, suit, investigation or proceeding pending against or, to the knowledge of the Exchanger, threatened against or affecting the Exchanger before any court or arbitrator or any governmental body, agency or official which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

SECTION 5.07.   Brokers’ or Finders’ Fees. There is no investment banker, broker, finder or other intermediary which has been retained by, will be retained by or is authorized to act on behalf of the Exchanger who might be entitled to any fee or commission from WRC or the Exchanger upon consummation of the transactions contemplated by this Agreement.

ARTICLE VI

Covenants of WRC

SECTION 6.01.   Covenants of WRC. In further consideration of the agreements of the Exchanger contained in this Agreement, WRC covenants with the Exchanger as follows:

(a)    During the period commencing on the date hereof and ending upon the earlier of the Closing or the termination of this Agreement, (i) WRC shall not, and shall not permit any of its Subsidiaries to, (A) amend or waive any of the provisions of the letter agreement (the “New Equity Agreement”) relating to the purchase of Common Stock (the “New Equity Investment”) by the Initial Stockholder, a copy of which is attached hereto as Exhibit C, the Senior Preferred Redemption and Repurchase Agreement or the New Stockholders Agreement or any other agreement related to the Transactions, including, without limitation any such agreements referred to in Section 3.09, or (B) enter into any other agreement or arrangement with any of WRC’s stockholders or any of their respective Affiliates (other than agreements or arrangements with employees of WRC or any of its Subsidiaries in their capacity as such), in each case without the prior written consent of the Exchanger and (ii) WRC shall not, and shall not permit any of its Subsidiaries to, amend or waive any material term of the Sale Agreement that would have an adverse effect on the interests of the Exchanger (it being understood that any reduction in the purchase price payable under the Sale Agreement would be a change of a material term that would have an adverse effect on the interests of the Exchanger) without the prior written consent of the Exchanger;

(b)   WRC shall comply with its obligations under the Sale Agreement, if any, to cause the consummation of the Sale to occur;

(c)   WRC and the Initial Stockholder agree to use their reasonable commercial efforts (x) to obtain all consents and to take all other actions necessary to ensure that the consummation of the Transactions does not violate or result in a default under any of the agreements or instruments listed on Schedule 3.04 and (y) to take all other actions necessary or desirable to consummate and to give full effect to the transactions contemplated by this Agreement;

(d)   WRC shall comply with its obligation under the Sale Agreement, if any, to obtain, and cooperate in obtaining, consents from third parties in connection with consummating the Sale;

(e)   During the period commencing on the date hereof and ending upon the earlier of the Closing or the termination of this Agreement, WRC shall not permit the exercise price of the Existing Management Options or New Management Options to be reduced and shall not permit the exercise price of any New Management Options issued after the date hereof to be less than the fair market value of one share of Common Stock at the time of issuance of such New Management Options as determined in good faith by the Board of Directors;

ARTICLE VII

Conditions to Closing

SECTION 7.01.   Conditions to Obligations of the Exchanger. The obligations of the Exchanger to consummate the Closing are subject to the satisfaction of the following conditions:

(a)   WRC shall have received at least $26,000,000 in aggregate gross cash proceeds from the New Equity Investment;

(b)   Contemporaneously with the Closing, the Senior Preferred Redemption and Repurchase will occur in accordance with the terms of the Senior Preferred Redemption and Repurchase Agreement without any waiver or modification and the Ripplewood Junior Preferred Stock will be converted into Common Stock pursuant to its terms;

(c)   The holder of the Ripplewood Junior Preferred Stock shall have waived in writing the application of Paragraph 5 of the Certificate of Designations, Preferences and Rights of the Junior Preferred Stock to the transactions contemplated by this Agreement, and WRC shall have provided the Exchanger with a true and complete copy of such written waiver;

(d)   In addition to the waiver specified in Section 7.01(c), WRC and its Subsidiaries shall have received in writing all material (or, with respect to contracts and arrangements with any stockholder of WRC, all) third-party consents and waivers necessary for WRC and its Subsidiaries to consummate the Closing and the other Transactions, and WRC shall have provided the Exchanger with true and complete copies of all such written consents and waivers;

(e)   WRC shall own 100% of the outstanding common stock of Weekly Reader (other than the 5.1% of outstanding common stock of Weekly Reader held by PRIMEDIA Inc.) and CompassLearning;

(f)   Immediately following the Closing, WRC shall have no outstanding equity securities other than its Common Stock, the Existing Management Options and the New Management Options;

(g)   Either (i) WRC shall have issued a notice of redemption or offered to purchase all outstanding Senior Subordinated Notes pursuant to the terms on the indenture therefor, and deposited with the trustee therefor a sum sufficient to pay all accrued but unpaid interest and the applicable redemption or purchase price for such notes on the redemption or purchase date or (ii) the Purchaser shall have become the “Issuer” of the outstanding Senior Subordinated Notes pursuant to Section 5.02 of the indenture therefor (the “Note Redemption”);

(h)   Upon the closing of the Transactions (and after giving effect to the Note Redemption), the total indebtedness of WRC shall not exceed (i) with respect to first-lien indebtedness, $82,500,000 of term debt plus a revolving credit facility with loan commitments not to exceed $25,000,000 in the aggregate, and (ii) with respect to the Second Lien Term Loans, $30,000,000;

(i)   The terms contained in the definitive agreements for the Refinancing shall be substantially the terms reflected in the term sheets therefor, except for additions or deviations that do not materially and adversely affect the interests of the Exchanger;

(j)   Each of WRC and the Initial Stockholder shall have performed in all material respects all of its respective obligations hereunder required to be performed by it on or prior to the Closing Date, the representations and warranties of each of WRC and the Initial Stockholder contained in this Agreement not qualified as to materiality shall be true in all material respects when made and at and as of the time of Closing, as if made at and as of such time, and the representations and warranties of each of WRC and the Initial Stockholder contained in this Agreement containing a materiality exception shall be true when made and at and as of the time of Closing, as if made at and as of such time;

(k)   The Exchanger shall have received an opinion from Cravath, Swaine & Moore LLP, counsel for WRC and the Initial Stockholder, in form and substance substantially as set forth in Exhibit D;

(l)   WRC shall have paid in full all costs and expenses, including any out-of-pocket expenses, of the Exchanger then due and required to be paid by WRC pursuant to Section 10.03 hereof;

(m)   The Exchanger shall have received all documents it may reasonably request (i) relating to the existence of WRC and the Initial Stockholder and the authority of WRC and the Initial Stockholder to enter into this Agreement and the Existing Stockholder Agreement Amendment and (ii) relating to or evidencing the satisfaction of any condition to Closing pursuant to this Article VII, all in form and substance reasonable satisfactory to the Exchanger;

(n)   All material actions by or in respect of, or filings with, any governmental body, agency, official or authority required to permit the consummation of the Closing shall have been taken, made or obtained;

(o)   The Sale shall have been consummated (or shall be consummated concurrently with the Closing); and

(p)   There is no action, suit, investigation or proceeding pending against or affecting WRC or the Initial Stockholder or any of their respective properties before any court or arbitrator or any governmental body, agency or official which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

SECTION 7.02.   Conditions to Obligation of WRC. The obligation of WRC to consummate the Closing is subject to the satisfaction of the following conditions:

(a)   The Sale shall have been consummated (or shall be consummated concurrently with the Closing);

(b)   The Exchanger shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date, the representations and warranties of the Exchanger contained in this Agreement not qualified as to materiality shall be true in all material respects when made and at and as of the time of Closing, as if made at and as of such time, and the representations and warranties of the Exchanger contained in this Agreement containing a materiality exception shall be true when made and at and as of the time of Closing, as if made at and as of such time.

SECTION 7.03.   Conditions to Obligations of Each Party. The obligation of each party to consummate the Closing is subject to the satisfaction of the following condition:

(a)   The first lien term loan as contemplated by the term sheet dated June 22, 2005, a copy of which is attached hereto as Exhibit E, shall have been funded and the revolving credit facility contemplated therein shall be available for drawdown; and

(b)   A duly authorized and adopted amendment in the form of Exhibit F attached hereto to the Certificate of Incorporation of WRC shall have been filed with the Secretary of State of Delaware and shall have become effective.

ARTICLE VIII

Survival; Indemnification

SECTION 8.01.   Survival. The representations and warranties of the parties hereto contained in this Agreement or in any certificate delivered pursuant hereto or in connection herewith shall survive the Closing (for the purpose of Section 8.02 only). A breach of any representation or warranty made in this Agreement shall not affect in any manner whatsoever the relative rights and obligations of the parties to and under the Existing Stockholders Agreement.

SECTION 8.02.   Indemnification. (a) WRC hereby indemnifies the Exchanger and its Affiliates, limited partners, general partners, members, directors, officers and employees against, and agrees to hold each of them harmless from, any and all damage, loss, liability and expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding) (“Damages”) incurred or suffered by any such party arising out of any misrepresentation or breach of warranty, covenant or agreement made or to be performed by WRC pursuant to this Agreement.

(b)   The Exchanger hereby indemnifies WRC and its, Affiliates, limited partners, general partners, members, directors, officers and employees against, and agrees to hold each of them harmless from, any and all Damages incurred or suffered by any such party arising out of any misrepresentation or breach of warranty, covenant or agreement made or to be performed by the Exchanger pursuant to this Agreement.

(c)   The Initial Stockholder hereby indemnifies the Exchanger and its Affiliates, limited partners, general partners, members, directors, officers and employees against, and agrees to hold each of them harmless from, any and all Damages incurred or suffered by any such party arising out of any misrepresentation or breach of warranty, covenant or agreement made or to be performed by the Initial Stockholder pursuant to this Agreement. If the Initial Stockholder or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Initial Stockholder (or acquiror of such assets), as the case may be, shall assume all of the obligations of the Initial Stockholder set forth in this Section 8.02.

SECTION 8.03.   Exclusivity. After the Closing, Section 8.02 will provide the exclusive remedy for any misrepresentation or breach of warranty or other claim arising out of this Agreement or the transactions contemplated hereby.

ARTICLE IX

Termination

SECTION 9.01.   Grounds For Termination. This Agreement may be terminated at any time prior to the Closing:

(a)   by mutual written agreement of WRC and the Exchanger;

(b)   by the Exchanger if WRC or the Initial Stockholder shall be in material breach of any of its representations, warranties or covenants contained in this Agreement;

(c)   by WRC or the Exchanger if the Sale Agreement or the Senior Preferred Redemption and Repurchase Agreement is terminated in accordance with its terms;

(d)   by WRC or the Exchanger if consummation of the transactions contemplated hereby would violate any non-appealable final order, decree or judgment of any court or governmental body having competent jurisdiction; or

(e)   by WRC or the Exchanger, if the Closing does not occur on or prior to August 15, 2005.

This Agreement shall terminate (i) in the case of termination pursuant to clause (a) above, upon the execution and delivery of the written agreement referred to in such clause or (ii) in the case of termination pursuant to clause (b), (c), (d) or (e) above, upon notice by the party desiring to terminate this Agreement to the other parties hereto.

SECTION 9.02.   Effect of Termination. If this Agreement is terminated as permitted by Section 9.01, such termination shall be without liability of any party (or any Affiliate, stockholder, general partner, limited partner, member, director, officer, employee, agent, consultant or representative of such party) to the other parties to this Agreement; provided, that if such termination shall result from the willful (i) failure of any party to fulfill a condition to the performance of the obligations of another party, (ii) failure to perform a covenant of this Agreement or (iii) breach by any party hereto of any representation or warranty or agreement contained herein, such party shall be fully liable for any and all Damages incurred or suffered by each other party as a result of such failure or breach. The provisions of Sections 11.03, 11.05, 11.06, 11.07 and 11.08 shall survive any termination hereof pursuant to Section 8.01.

ARTICLE X

Standstill

SECTION 10.01.   Standstill. The Exchanger agrees that, unless this Agreement is terminated pursuant to Section 9.01, it shall not, directly or indirectly, (1) transfer, sell, convey, assign, gift, hypothecate, pledge or otherwise dispose of, whether voluntarily or by operation of law, any shares of Junior Preferred Stock or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any shares of Junior Preferred Stock, whether any such transaction is to be settled by delivery of shares of Junior Preferred Stock, in cash or otherwise (any such transaction, a “Sale Transaction”), (2) solicit, initiate or encourage the submission of, any proposal for a Sale Transaction or (3) offer or agree to enter into any agreement with respect to a Sale Transaction. Any transfer, sale, conveyance, assignment, gift, hypothecation, pledge or other disposition, whether voluntary or by operation of law, or transfer of economic consequences of ownership, of any share, partnership interest, membership interest or any other ownership interest in any entity that is a direct or indirect beneficial or record owner of any share of Junior Preferred Stock

 (including any disposition by means of a merger, consolidation or similar transaction) or any other transaction that has the economic effect of any of the foregoing (including the designation of any beneficiary of any trust that is a direct or indirect beneficial or record owner of any share of Junior Preferred Stock) shall be deemed to be a Sale Transaction subject to this Section 9.01.

ARTICLE XI

Miscellaneous

SECTION 11.01.   Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given, if to the Exchanger to:

SGC Partners I LLC
1221 Avenue of the Americas
New York, New York 10020
Attention: Sengal Selassie
Facsimile: (646) 562-1132

with a copy to:

Covington & Burling
1330 Avenue of the Americas
New York, New York 10019
Attention:  J. D. Weinberg, Esq.
Facsimile: (212) 841-1010

if to WRC, to:

WRC Media Inc.
c/o Ripplewood Holdings L.L.C.
One Rockefeller Plaza, 32nd Floor
New York, New York 10020
Attention:  Timothy C. Collins
    Charles L. Laurey
Facsimile:   (212) 218-2719
                    (212) 581-4110

with a copy to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, New York 10019
Attention: Peter S. Wilson, Esq.
Facsimile: (212) 474-3700

if to the Initial Stockholder, to:

EAC III L.L.C
c/o Ripplewood Holdings L.L.C.
One Rockefeller Plaza, 32nd Floor
New York, New York 10020
Attention:  Christopher Minnetian
Facsimile: (212) 218-4699

or to such other address or telecopy number and with such other copies as such party may hereafter specify for the purpose of notice.

All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

SECTION 11.02.   Amendments and Waivers. (a) Except as expressly provided in Section 8.01, any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b)   No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 11.03.   Expenses; Other Payments. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense; provided that WRC shall pay, on a timely basis as billed, the fees and expenses of the Exchanger’s counsel in connection with the Transactions, whether or not consummated.

SECTION 11.04.   Consent and Waiver. Subject to the satisfaction of the conditions set forth in Section 7.01 and the occurrence of the Closing, the Exchanger (A) waives (i) any applicability to the Transactions of Sections 2.05, 3.04 or 5.02 of the Existing Stockholders Agreement or any other provision of the Existing Stockholders Agreement (including any approval, notification or other rights) applicable to the Transactions to the extent inconsistent with the terms of this Agreement, and (ii) any right to subscribe for and purchase any shares of common stock of WRC pursuant to Article V of the Existing Stockholders Agreement in connection with the Transactions and (B) if required, agrees to vote in favor of the adoption of an amendment in the form of Exhibit F attached hereto to the Certificate of Incorporation of WRC.

SECTION 11.05.   Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that the Exchanger may assign any of its rights and obligations hereunder to any transferee of any of its shares in WRC that also complies with the transferee requirements of Section 6.01(a) of the Existing Stockholders Agreement.

SECTION 11.06.   Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York, without regard to the conflict of law rules of such state.

SECTION 11.07.   Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may only be brought in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 10.01 shall be deemed effective service of process on such party.

SECTION 11.08.   WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 11.09.   Counterparts; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. No provision of this Agreement shall confer upon any Person other than the parties hereto any rights or remedies hereunder.

SECTION 11.10.   Entire Agreement. This Agreement (including the documents, schedules and exhibits referred to herein and therein) constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

SECTION 11.11.   Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

SECTION 11.12.   Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforced in accordance with its terms to the maximum extent permitted by law.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers, partners or representatives as of the day and year first above written.

WRC MEDIA INC.
By: /s/
Name: Ricbhard Nota
Title: EVP, Operations

SGC PARTNERS I LLC

By: /s/
Name: Christoper A. White
Title: Director
EAC III L.L.C.
By EAC IV L.L.C. its Managing Member By Ripplewood Partners, L.P. its Sole Member By Ripplewood Investments L.L.C. its General Partner
By: /s/
Name:
Title:

Exhibit B
Form of Amendment to Existing Stockholders Agreement

FIRST AMENDMENT dated as of June [__], 2005 (this “Amendment”), to the AMENDED AND RESTATED STOCKHOLDERS AGREEMENT dated as of November 17, 1999 (the “Agreement”), among WRC MEDIA INC. (the “Parent”), SGC PARTNERS I LLC (the “Purchaser”) and EAC III L.L.C. (the “Initial Stockholder”).

The Parent, the Purchaser and the Initial Stockholder desire to amend certain provisions of the Agreement as set forth in this Amendment. This Amendment is being entered into pursuant to the Redemption and Repurchase Agreement, dated as of June 22, 2005, among the parties hereto (as it may be amended and supplemented from time to time, the “Redemption and Repurchase Agreement”). This Amendment shall become effective upon the Closing (such time, being referred to herein as the “Effective Time”) as defined in the Redemption and Repurchase Agreement. Unless otherwise specified, all capitalized terms used but not defined in this Amendment have the meanings ascribed to such terms in the Agreement. Except as specifically amended by this Amendment, the Agreement remains in full force and effect.

In consideration of the premises and mutual agreements set forth below, the parties agree as follows:

1.  Amendments.  (A) Section 1.01 of the Agreement is hereby amended by replacing the words “Common Stock” therein with the words “Issuable Shares.”

(B)  Section 2.05 of the Agreement is hereby amended by deleting the last paragraph of such section in its entirety.

(C)  Sections 3.03(a), (b), (c), (d) and (f), shall, from the Effective Time, have no further force and effect.

(D) The following new Section 3.03(g) is hereby added to the Agreement:

(g) Purchaser shall be entitled to designate from time to time an individual to serve as an observer for Purchaser at all meetings of the Board of Directors or any committee thereof (the “Board Observer”), and the Board Observer shall be entitled to attend all such meetings (including telephonic meetings). The Board Observer shall be entitled to receive notice of all meetings of the Board of Directors at the same time notice is given to the directors (or committee members) and to receive copies of all materials and all other information provided to directors (or committee members). The initial Board Observer shall be Sengal Selassie.

(E)  Section 3.04 of the Agreement shall, from the Effective Time, have no further force or effect.

(F) The following new Section 3.06 is hereby added to the Agreement:

Right to Proportionate Treatment. The Purchaser shall be entitled to share ratably in any payments of cash, securities or other assets from the Parent or any of its Subsidiaries to Ripplewood or any of its Affiliates (other than the Parent or any of its Subsidiaries), including any payments made with respect to management fees, transaction fees or advisory fees (including any paid in connection with any of the Transactions (as defined in the Redemption and Repurchase Agreement) and any paid pursuant to the Management Agreements in effect as referred to previously in Section 3.04 of the Agreement), but excluding pro rata dividends payable with respect to Capital Stock, reimbursement of out-of-pocket expenses and arm’s length transactions for (x) the receipt of goods or services by Parent or any of its Subsidiaries from operating portfolio companies in which Ripplewood has invested or of which it is an Affiliate and which goods and services are not in the nature of the fees customarily charged by private equity sponsors to their portfolio companies and (y) the sale of goods or services by Parent or any of its Subsidiaries to any such portfolio company. The ratable share allocable to the Purchaser with respect to any such payment shall be a percentage of the total payment amount based on the proportionate stockholdings beneficially owned, directly or indirectly, by the Purchaser in the Parent and its Subsidiaries relative to the stockholdings beneficially owned, directly or indirectly, in the Parent and its Subsidiaries by the Persons to whom such payment is made, at the time such payment is made by the Parent or one of its Subsidiaries, and the amount of the payment owed to the Purchaser shall be paid by Parent to the Purchaser on a “gross up” basis, if necessary, if the underlying payment to Ripplewood (or its Affiliate) is not agreed to be shared by it in accordance with this Section.

(G) The following new Section 3.07 is hereby added to the Agreement:

Amendments to DLJ Stockholders Agreement. The Initial Stockholder and WRC shall not, directly or indirectly, cause or permit any amendment to the DLJ Stockholders Agreement after the Closing (as defined in the Redemption and Repurchase Agreement) or enter into any other agreement or arrangement that entitles the Exchangers (as defined in the DLJ Stockholders Agreement) to any rights that are more favorable than the rights granted to the Purchaser hereunder.

(H)  Section 6.01(a) of the Agreement is hereby amended by deleting the first sentence thereof.

(I) Section 6.01(b) of the Agreement shall, from Effective Time, have no further force or effect.

(J) Section 7.01 of the Agreement shall be amended as follows:

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(i) to amend the definition of “Additional Issuable Shares Number” by inserting at the end thereof the following: “Additional Issuable Shares Number” shall be determined, with respect to any security of a class (or, if applicable, series of a class) of which the Purchaser already owns securities therein, by reference only to the securities of that class (or series) outstanding and, with respect to any security of a class (or series) of which the Purchaser does not already owns securities therein, by reference to the class (or series) of securities outstanding that would give rise to the highest Additional Issuable Shares Number for the Purchaser”;

(ii) to amend the definition of “Corporation Sale” by deleting the word “90%” therein and replacing it with the word “75%”.

(iii) to add the new definition “DLJ Stockholders Agreement” immediately after the definition of “Corporation Sale” as follows: “DLJ Stockholders Agreement” shall mean the Stockholders Agreement, dated as of June 22, 2005, among the Parent, the Initial Stockholder and the Exchangers (as defined therein), entered into in connection with the Redemption and Repurchase Agreement.

(iv) to replace the definition of “Issuable Share” in its entirety with the following:

“Issuable Share” means and includes at any time,

(a) a share of issued and outstanding Common Stock or other Capital Stock of Parent;

(b) a Right and (without duplication) all shares of Common Stock or other Capital Stock issuable upon exercise of such Right, in each case at such time; and

(c) for purposes of Article V, any indebtedness issued by the Parent to the Initial Stockholder or any of its Affiliates.

For purposes of this definition of “Issuable Share”, a Right to acquire one share of Common Stock (or other Capital Stock, as applicable) shall constitute one Issuable Share, and a Person shall be deemed to own an Issuable Share if such Person has a Right to acquire such share whether or not such Right is exercisable at such time.

(v) to amend the definition of “Proportionate Amount” by inserting at the end thereof the following: “Proportionate Amount”, where applicable, shall be determined, for any security, with respect to only other securities of the same class or, if applicable, series of a class.”;

(vi) to add the new definition “Redemption and Repurchase Agreement” immediately after the definition of “Purchaser Shares” as follows: “Redemption and Repurchase Agreement” shall mean the Redemption and Repurchase Agreement, dated as of June 22, 2005, among the Parent, the Initial Stockholder and the Purchaser.

(vii) to replace the definition of “Right” in its entirety with the following:

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     “Right” means and includes:

(a) any warrants, rights or other options exercisable into Common Stock or other Capital Stock of Parent; and

(b) any conversion or exchange privilege or right pursuant to any indebtedness or Security (including, without limitation, any share of Capital Stock) which is convertible or exchangeable into Common Stock or other Capital Stock of Parent.

(viii) to replace the definition of “Subsidiary Issuable Shares” in its entirety with the following:

“Subsidiary Issuable Shares” means and includes at any time:

(a) a share of issued and outstanding common stock or other Capital Stock of a Subsidiary

(b) a Subsidiary Right and (without duplication) all shares of a Subsidiary’s common stock or other Capital Stock issuable upon exercise of such Subsidiary Right, in each case at such time; and

(c) for purposes of Article V, any indebtedness issued by a Subsidiary to the Initial Stockholder or any of its Affiliates.

(ix) to replace the definition of “Subsidiary Right” in its entirety with the following:

 “Subsidiary Right” means and includes:

(a) any warrants, rights or other options exercisable into common stock or other Capital Stock; and

(b) any conversion or exchange privilege or right pursuant to which any indebtedness or Security (including, without limitation, any share of capital stock) is convertible or exchangeable into common stock or other Capital Stock.

(K) Section 8.07(a) of the Agreement is hereby amended by inserting the words “their rights under Article V, which, for the avoidance of doubt, shall not include the price paid for any subscription under such Article, and” immediately after the words “in connection with”.

2.  Miscellaneous.  (A)  This Amendment constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior or contemporaneous agreements, resolutions and understandings, oral or written, relating to the subject matter hereof.

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(B)  This Amendment shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

(C)  Each reference to a party hereto shall be deemed to include its permitted successors and assigns, all of whom shall be bound by this Amendment and to whose benefit the provisions of this Amendment shall inure.

(D)  This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.

(E)  Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver or amendment of, or otherwise affect the rights and remedies of the parties under the Agreement.

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IN WITNESS WHEREOF, each of the parties has caused this Amendment to be duly executed and delivered as of the date first above written.

WRC MEDIA, INC.,

By:
Name:
Title:

SGC PARTNERS I LLC,

By:
Name:
Title:

EAC III L.L.C.,

By:	EAC IV L.L.C., its Managing Member

By:	Ripplewood Partners, L.P., its Sole Member

By:	Ripplewood Investments L.L.C., its General Partner

By:
Name:
Title: